Exhibit 21
Woodward Governor Company
Subsidiaries of the Registrant
Baker Electrical Products, Inc.
Delaware, USA
Woodward FST, Inc.
Delaware, USA
Woodward Controls, Inc.
Delaware, USA
Woodward International, Inc.
Delaware, USA
Woodward (Tianjin) Controls Company Limited
Tianjin, China
Woodward Governor de Mexico S.A. de C.V.
Mexico City, Mexico
Woodward Governor France S.A.R.L.
Venissieux, France
Woodward Governor Germany GmbH
Aken, Germany
Woodward Governor GmbH
Lucerne, Switzerland
Woodward Governor India LTD.
New Delhi, India
Woodward Governor Nederland B.V.
Hoofddorp, The Netherlands
Woodward Governor (Japan) Ltd.
Tomisato, Japan
Woodward Governor Poland Sp.Zo.o
Krakow, Poland
Woodward Governor (Quebec) Inc.
Quebec, Canada
Woodward Governor (Reguladores) Limitada
Sao Paulo, Brazil
Woodward Governor Company Leonhard-Reglerbau GmbH
Stuttgart, Germany
Woodward Controls (Suzhou) Co., Ltd.
Suzhou, China
Woodward Controls International Trading (Shanghai) Co. Ltd.
Shanghai, China